Exhibit 99.1

Hyperscale Data Announces a Two Hundred Million Dollar Reduction in the Amount of Sales that May Be Made under the Sales Agreement Providing for Its Current ATM Offering

LAS VEGAS--(PR NEWSWIRE) – October 12, 2026 – Hyperscale Data, Inc. (NYSE American: GPUS), an artificial intelligence (“AI”) data center company (“Hyperscale Data” or the “Company”), today announced that it has amended the At-the-Market (“ATM”) Issuance Sales Agreement (the “Agreement”), dated June 18, 2026, by and between the Company and Spartan Capital Securities, LLC, as sales agent (the “Agent”), reducing the aggregate amount that may be sold pursuant to the Agreement from Three Hundred Million Dollars ($300,000,000) in shares of the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”) to One Hundred Million Dollars ($100,000,000), including the shares of Common Stock that have been sold pursuant to the Agreement through an amendment to the Agreement (the “Amendment”). The Company has sold 121,827,841 shares of Common Stock and raised approximately $49.8 million in gross proceeds, or approximately $0.41 per share, pursuant to the ATM.

“Based on our current capital plans, we do not believe the additional $200 million of ATM capacity is currently necessary,” said Will Horne, Chief Executive Officer of Hyperscale Data. “Reducing the size of the ATM reflects our commitment to disciplined capital management while preserving financial flexibility to support our AI data center strategy. We believe that our equity is significantly undervalued and this $200 million reduction will limit the dilution to our equity and is in the best interests of our stockholders. Our focus remains on deploying capital prudently and building long-term value through the buildout of our Michigan AI data center (the “Facility”) to initially support the 20 megawatts of critical compute capacity of our neocloud customer. It is our intention to augment the Facility buildout costs with debt financing and preliminary estimates on the existing buildout indicate that the Facility will support project debt financing between $100 million to $150 million.”

The Company may evaluate capital markets options in the future as appropriate and in the best interests of the Company and its stockholders.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of shares of the Common Stock in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

For more information on Hyperscale Data and its subsidiaries, Hyperscale Data recommends that stockholders, investors and any other interested parties read Hyperscale Data’s public filings and press releases available under the Investor Relations section at hyperscaledata.com or available at www.sec.gov.

About Hyperscale Data, Inc.

Through Sentinum, Inc., Hyperscale Data owns and operates a data center at which it offers colocation and hosting services for the emerging AI ecosystems and other industries. Another of Hyperscale Data’s wholly owned subsidiaries, Ault Capital Group, Inc. (“ACG”), is a hybrid private equity firm and operating company that acquires, finances, builds and actively manages businesses across financial services, digital assets, industrial services, hospitality, defense technologies and other sectors.

Hyperscale Data currently expects the divestiture of ACG (the “Divestiture”) to occur in 2027. Upon the occurrence of the Divestiture, the Company would be an owner and operator of data centers to support high-performance computing services, as well as a holder of the digital assets and the third wholly owned subsidiary of the Company, Omnipresent Robotics, LLC. Until the Divestiture occurs, the Company will continue to provide, through ACG and its wholly and majority-owned subsidiaries and strategic investments, mission-critical products that support a diverse range of industries, including an AI software platform, equipment rental services, defense/aerospace, industrial, automotive and hotel operations. In addition, ACG is actively engaged in private credit and structured finance through Ault Lending, LLC, a licensed lending subsidiary. Hyperscale Data’s headquarters are located at 11411 Southern Highlands Parkway, Suite 190, Las Vegas, NV 89141.

On December 23, 2024, the Company issued one million (1,000,000) shares of a newly designated Series F Exchangeable Preferred Stock (the “Series F Preferred Stock”) to all common stockholders and holders of the Series C Preferred Stock on an as-converted basis. The Divestiture will occur through the voluntary exchange of the Series F Preferred Stock for shares of Class A Common Stock and Class B Common Stock of ACG (collectively, the “ACG Shares”). The Company reminds its stockholders that only those holders of the Series F Preferred Stock who agree to surrender such shares, and do not properly withdraw such surrender, in the exchange offer through which the Divestiture will occur, will be entitled to receive the ACG Shares and consequently be shareholders of ACG upon the occurrence of the Divestiture.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties.

Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at hyperscaledata.com.

Hyperscale Data Investor Contact:

IR@hyperscaledata.com or 1-888-753-2235